Exhibit 3.7.1

Filed Customer COPY
DONETTA DAVIDSON
ARTICLES OF ORGANIZATION	Colorado Secretary of State

Form 400 NOT VALID AFTER JUNE 30, 2004

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Filing fee: $50.00

Deliver to: Colorado Secretary of State

Business Division

1560 Broadway, Suite 200

Denver, CO 80202-5169

20041156077 M $ 50.00 SECRETARY OF STATE 04-28-2004 15:00:58
This document must be typed or machine printed Copies of filed documents may be obtained at www.sos.state.co.us	ABOVE SPACE FOR OFFICE USE ONLY

Pursuant to § 7-80-203 and part 3 of article 90 of title 7, Colorado Revised Statutes (C.R.S.), these Articles of Organization are delivered to the Colorado Secretary of State for filing.:

1.           The name of the limited liability company is: CACV of New Jersey, LLC

The name of a limited liability company must contain the term “limited liability company”. “ltd. liability company”, “limited liability co.”, or “ltd, liability co.” or the abbreviation “LLC” or “L,L.C.” 57-90-60.1(3)(c).

2.           If known, The principal place of business of the limited liability company is: 370 17th Street, Suite 5000, Denver, Colorado 80202-5622

3.           The name, and the business address, of the registered agent for service of process on the limited liability company are: Name The Corporation Company; Business Address (must be a street or other physical address in Colorado)  1675 Broadway, Denver, Colorado 80202  If mail is undeliverable to this address, ALSO include a post office box address;

4.           a. If the management of the limited liability company is vested in managers, mark the box
☒“The management of the limited liability company is vested in managers rather than members.” The name(s) and business address(es) of the initial manager(s) is(are):

Name(s) P. Scott Lowery	Business Address(es) 370 17th Street, Suite 5000
Denver Colorado 80202-5622

or

b. If management of the limited liability company is not vested in managers rather than members, The name(s) and business address(es) of the initial member(s) is(are):

Name(s)	Business Address(es)
CACV of Colorado, LLC	370 17th Street, Suite 5000, Denver, Colorado 80202-5622

5.  The (a) name or names and (b) mailing address or addresses, of any one or more of the individuals who cause this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, are: Elizabeth A. Roper, Compliance Officer, Collect America, Ltd., 370 17th Street, Suite 5000, Denver, Colorado 80202-5622